Exhibit 10.2
August 4, 2025
To: Vaibhav Agarwal
Re: Supplemental Offer Letter
Dear Vaibhav,
In recognition of your valuable contributions to the Company over the past several years, we are pleased to reward your achievements as more fully described in this Supplemental Offer Letter.
Title: You are being promoted to Chief Financial Officer effective August 5, 2025.
Cash Compensation: Your annualized base salary and management by objective bonus (“MBO”) will be unchanged and are more fully described in your 2025 Merit Focal Letter dated May 20, 2025 (“2025 Focal Letter”).
Equity Award. Subject to approval by the Board (or a sub-committee of the Board), you will be granted restricted stock units that cover shares of the Company’s Class A common stock (“RSUs”) with an initial value of $2,000,000 (the “Initial Value”) (the “Equity Grant”)1. The initial Equity Grant RSUs will be granted to you only if you remain an employee of the Company through the grant date. Your Equity Grant RSUs shall be subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an RSU agreement between you and the Company (together with the 2013 Plan, the “Equity Documents”). Your Equity Grant RSUs shall vest over an approximately 4-year period as follows: provided you remain a service provider of the Company on each applicable vesting date, one-quarter (1/4) of the Equity Grant will vest on September 1, 2027 and, thereafter, one-eighth (1/8) of the Equity Grant will vest in equal quarterly installments on each Quarterly RSU Vesting Date. The “Quarterly RSU Vesting Dates” are the first trading day on or after March 1, June 1, September 1 and December 1 of each year. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
Prior Agreements. This letter, together with the Equity Documents and Confidential Information and Invention Assignment Agreement, supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters specifically described in this Supplemental Offer Letter. Notwithstanding the foregoing, (1) any and all other prior equity or equity based grants made to you by the Company (including, without limitation, regular RSUs or performance based RSUs) (including, without limitation, all applicable grant documents and letter agreements reflecting or evidence same) shall survive this letter and continue unaffected in accordance with their respective terms (including, without limitation, the 2013 Plan) (including, without limitation, any and all vesting schedules and performance metrics); and (2) all of the terms and conditions of the 2025 Focal Letter and any other Company agreements, policies and the like signed by, or applicable to you shall continue to apply in their entirety.
We are excited about the future of RingCentral and look forward to your continued success.
Sincerely,        ACCEPTED:
/s/ Vlad Shmunis        /s/ Vaibhav Agarwal
Vlad Shmunis        Vaibhav Agarwal
1 The RSUs granted to you is equal the Initial Value divided by the average closing price of a share of the Company’s Class A common stock (as quoted on the New York Stock Exchange) during the trading days that occur during July 2025.

EXHIBIT A
Subject to any payment delay necessary to comply with Section 409A (as defined below), your benefits under this letter that would be considered Deferred Compensation (as defined below) will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.
It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.
Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Six-Month Delay”).
All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.